INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
RadNet, Inc.:

We consent to the use of our report dated October 19, 2010, relating to the consolidated and combined balance sheets of Progressive Health, LLC and Affiliates as of December 31, 2009 and 2008, and the related consolidated and combined statements of income and cash flows for the years then ended, in the Registration Statement on Form S-4 of RadNet, Inc. (Commission File No. 333-169107) (as may be amended, the "Registration Statement") for the registration of $200,000,000 10⅜% Senior Notes due 2018, and to the reference to our firm under the caption "Experts" in the prospectus included within the Registration Statement.

/S/ TOBIN & COLLINS, C.P.A., P.A.
Tobin & Collins, C.P.A., P.A.

Hackensack, New Jersey
January 10, 2010